Exhibit 99.1

PRESS RELEASE

MATTEL ELECTS DR. JUDY OLIAN TO BOARD OF DIRECTORS

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Dr. Judy Olian, the ninth President of Quinnipiac University and former Dean of the UCLA Anderson School of Management, brings expertise in transformation processes and managing complex people-driven organizations.

●	Mattel’s Board of Directors now includes 10 directors, five of whom have joined within the last five months, further strengthening its expertise, diversity and capabilities for the future.

EL SEGUNDO, Calif., September 13, 2018 – Mattel, Inc. (NASDAQ: MAT) announced today that Dr. Judy Olian, the ninth President of Quinnipiac University and former Dean of the UCLA Anderson School of Management, has been elected to the Company’s Board of Directors, effective today.

“Judy Olian is one of the most respected leaders in higher education in the U.S. She is a strategic thinker and an expert in transformation processes and managing complex people-driven organizations,” said Ynon Kreiz, Chairman and CEO of Mattel. “Mattel and its Board will benefit immensely from Judy’s valuable experience in human resource strategies and organization design as we take transformative steps to evolve our organization and build new capabilities for the future.”

Dr. Olian served as Dean of the UCLA Anderson School of Management for more than twelve years, simultaneously holding the John E. Anderson Chair in Management, before being named the ninth President of Quinnipiac University in 2018. During her time at UCLA, more than half of Anderson’s current faculty were hired and she expanded the school’s Board of Advisors, attracting many prominent business leaders who represent diverse functional and global perspectives. She oversaw the launch of four new research centers and the social impact initiative, global partnerships, and fundraising of more than $450 million in philanthropic support for the school. Under her leadership, gender diversity among faculty and students increased significantly.

Dr. Olian serves as a director of Ares Management LLC, a global alternative asset manager, and a director of United Therapeutics Corp., a biotechnology company addressing the needs of patients with chronic and life-threatening conditions. In addition, she is a member of the advisory board of Catalyst Inc., a global nonprofit organization that engages in research and advocacy to accelerate the progress of women in the workplace.

Olian holds a BA in psychology from The Hebrew University, Jerusalem, and MSc and PhD degrees in industrial relations from the University of Wisconsin, Madison. Over the course of her academic career, Olian has been widely published in journals on human resource management, top management team composition and the business alignment of management systems.

With the addition of Dr. Olian, Mattel’s Board of Directors now includes 10 directors, five of whom have joined within the last five months, further strengthening its expertise, diversity and capabilities for the future.

About Mattel

Mattel is a leading global children’s entertainment company that specializes in design and production of quality toys and consumer products. We create innovative products and experiences that inspire, entertain and develop children through play. We engage consumers through our portfolio of iconic franchises, including Barbie®, Hot Wheels®, American Girl®, Fisher-Price®, Thomas & Friends® and MEGA®, as well as other popular brands that we own or license in partnership with global entertainment companies. Our offerings include film and television content, gaming, music and live events. We operate in 40 locations and sell products in more than 150 countries in collaboration with the world’s leading retail and technology companies. Since its founding in 1945, Mattel is proud to be a trusted partner in exploring the wonder of childhood and empowering kids to reach their full potential. Visit us online at www.mattel.com.

Contacts:
News Media Alex Clark 310-252-6397 alex.clark@mattel.com	Securities Analysts Whitney Steininger 310-252-2703 whitney.steininger@mattel.com

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